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                                                               Exhibit 10



Friday March 14 11:01 AM EST



Applied Magnetics Corp calls off Read-Rite bid


NEW YORK, March 14 (Reuter) - Applied Magnetics Corp said the recent, sharp decline in the company's stock price has made "not feasible" its hostile, stock-swap takeover bid for Read-Rite Corp.


"Although we continue to believe the strategic rationale for this combination is compelling, we recognize that based on the current value of Applied Magnetics' common stock the transaction is not feasible," Applied chief executive Craig Crisman said in a statement.

In late morning NYSE trade Applied shares reacted positively to the withdrawal, adding 1-5/8 to 34-7/8.

The hostile bid began when Applied announced on February 24 that it was seeking to acquire Read-Rite by exchanging shares at a ratio of 0.679 Applied share for each Read-Rite share.